EXHIBIT 10.4

Execution Version

ASSET PURCHASE AGREEMENT

between

ROCKPILE ENERGY SERVICES, LLC

and

ROCKPILE NEWCO, LLC

dated as of

September 8, 2016

i

EXHIBITS

Exhibit A	Sample Closing Statement

SCHEDULES

Schedule 1.01(a)	Permitted Encumbrances
Schedule 1.01(b)	Retained Employees
Schedule 1.01(c)	Seller's Knowledge
Schedule 2.01(d)	Vehicles
Schedule 2.01(e)	Owned Equipment
Schedule 2.01(f)	Leased Equipment
Schedule 2.01(l)	Assigned Contracts
Schedule 2.02(i)	Related Party Agreements
Schedule 2.02(n)	Excluded Assets
Schedule 2.03	Assumed Liabilities
Schedule 4.01	Organization and Qualification of Seller
Schedule 4.02	Authority
Schedule 4.03	No Conflicts; Consents of Seller
Schedule 4.04	Financial Statements
Schedule 4.05	Absence of Changes
Schedule 4.06	Material Contracts
Schedule 4.07	Encumbrances
Schedule 4.08	Sufficiency of the Assets
Schedule 4.09	Real Property
Schedule 4.10	Intellectual Property
Schedule 4.11	Legal Proceedings
Schedule 4.12	Permits
Schedule 4.13	Environmental Matters
Schedule 4.14	Employee Matters
Schedule 4.15	Taxes
Schedule 4.16	Compliance with Laws
Schedule 4.18	Affiliate Transactions
Schedule 4.19	Brokers
Schedule 5.01	Organization and Qualification of Buyer
Schedule 5.02	Authority of Buyer
Schedule 5.03	No Conflicts; Consents of Buyer
Schedule 5.04	Brokers
Schedule 5.05	Sufficiency of Funds
Schedule 5.06	Solvency
Schedule 5.07	Legal Proceedings
Schedule 5.08	Independent Investigation
Schedule 5.09	Representation and Warranty Insurance
Schedule 6.01(l)	Warn Act
Schedule 6.08	Intracompany Arrangements
Schedule 6.09	Guarantees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of September 8, 2016, is entered into between RockPile Energy Services, LLC, a Delaware limited liability company ("Seller"), and RockPile Newco, LLC, a Colorado limited liability company ("Buyer").  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Seller and its Subsidiaries are in the business of providing completion services to oil and natural gas exploration and production companies (the "Business"); and

WHEREAS, Seller wishes to (and to cause its Subsidiaries to) sell and assign to Buyer, and Buyer wishes to purchase and acquire from Seller and its Subsidiaries, all of Seller's and its Subsidiaries' rights, title and interest in and to, the Purchased Assets of the Business, and in connection therewith Buyer shall assume all of the Assumed Liabilities, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Accountant" has the meaning set forth in Section 2.06(d).

"Act of Bankruptcy" by a party hereto shall consist of such Party filing a voluntary petition or otherwise commencing an action seeking reorganization, arrangement, composition, readjustment, liquidation, or similar relief under either Chapter 7, 11, 12 or 13 of Title 11 of the United States Code or any other federal or state bankruptcy or insolvency law or statute.

"Adjustment Amount" means the positive or negative amount, expressed in dollars, of (a) the aggregate amount of all accounts receivable transferred to Buyer pursuant to Section 2.01(a),  plus (b) the aggregate amount of all Inventory transferred to Buyer pursuant to Section 2.01(h),  plus (c) the aggregate amount of all credits, deposits and prepaid expenses transferred to Buyer pursuant to Section 2.01(i),  plus (d) the aggregate amount of all other current assets transferred to Buyer pursuant to Section 2.01,  minus (e) the aggregate amount of all accounts payable, accrued expenses (including accrued Property Taxes (pursuant to Section 6.05(a))), accrued payroll and deferred revenue assumed by Buyer pursuant to Section 2.03; provided that, in the case of each of (a), (b), (c), (d) and (e), all such amounts are determined on a dollar-for-dollar basis, without applying any discount.

"Adjustment Amount Escrow Agreement" has the meaning set forth in Section 2.06(e).

"Adjustment Amount Escrow Account" has the meaning set forth in Section 2.06(e).

"Adjustment Escrow Amount" means One Million Dollars ($1,000,000).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlled by, controlling, or under common control with such Person; and for purposes of this definition, "control" (including the concept of "control" when used in the terms "controlled by" and "controlled") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such other Person, whether through the ownership of voting securities, by agreement or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.07.

"Assigned Contracts" has the meaning set forth in Section 2.01(l).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Audited Financial Statements" has the meaning set forth in Section 4.04.

"Balance Sheet" has the meaning set forth in Section 4.04.

"Balance Sheet Date" has the meaning set forth in Section 4.04.

"Base Purchase Price" has the meaning set forth in Section 2.05.

"Books and Records" has the meaning set forth in Section 2.01(m).

"Business" has the meaning set forth in the preamble.

"Business Day" means any day except for Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

"Business Employee" has the meaning set forth in Section 4.14(a).

"Business Name" means Seller's name "RockPile Energy Services, LLC," each of Seller's Subsidiaries' names, including "RockPile Energy Real Estate, LLC," "RockPile Logistics Services, LLC," "RockPile Chemical Services, LLC," "RockPile Rig Services, LLC," "Pinnacle Testing Services, LLC," "RockPile Wireline Services, LLC," "RockPile Pump Rental Services, LLC," "RockPile Management, LLC" and "RockPile Management Holdings, LLC," and any and all variants and derivations of such names.

"Business Permits" has the meaning set forth in Section 2.01(j).

"Buyer" has the meaning set forth in the preamble.

"Buyer 401(k) Plan" has the meaning set forth in Section 6.01(g).

"Buyer Disclosure Schedules" means the disclosure schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

"Buyer Indemnified Persons" has the meaning set forth in Section 7.01.

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Closing Employee" means each Business Employee who is not a Retained Employee.

"Closing Purchase Price" means (a) the Base Purchase Price plus (b) the amount by which the Estimated Adjustment Amount is greater than the Target Amount minus (c) the amount by which the Estimated Adjustment Amount is less than the Target Amount.

"Closing Statement" has the meaning set forth in Section 2.06(a).

"Closing Transferee" has the meaning set forth in Section 6.01(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Conclusive Adjustment Amount" has the meaning set forth in Section 2.06(d).

"Confidential Information" has the meaning set forth in Section 6.02.

"Contracts" means all legally binding written contracts, purchase orders, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"Deductible" has the meaning set forth in Section 7.03(b)(i).

"Disclosure Schedules" means the Buyer Disclosure Schedules and the Seller Disclosure Schedules.

"Disputed Items" has the meaning set forth in Section 2.06(d).

"Dollar" or "$" means the lawful currency of the United States.

"Employee Plan" has the meaning set forth in Section 4.14(b).

"Employment Transfer Date" has the meaning set forth in Section 6.01(a).

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"Environmental Claim" means any Governmental Order, action, suit, or claim by any Person alleging liability arising out of, based on or resulting from: (a) the actual or alleged Release, use, or presence of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, the protection of  human health or safety (as relates to exposure to Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the manufacture, use, recycling, reclamation, reuse, treatment, generation, discharge, transportation,  disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Permit" means any Permit required for the ownership, use or operation of the Purchased Assets or the conduct of the Business as of the Closing under applicable Environmental Laws.

"ERISA" has the meaning set forth in Section 4.14(b)(i).

"ERISA Affiliate" has the meaning set forth in Section 4.14(b)(iii).

"Escrow Agent" means JPMorgan Chase Bank, N.A.

"Escrow Agreements" means the Indemnification Escrow Agreement and the Adjustment Amount Escrow Agreement.

"Escrow Amount" means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

"Estimated Adjustment Amount" has the meaning set forth in Section 2.06(a).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Explosives Assets" means explosive magazines, well perforating explosives and explosive jet cutters.

"Explosives Permit" means a Federal Explosives License issued by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives, relating to the Explosives Assets.

"Financial Statements" has the meaning set forth in Section 4.04.

"Fundamental Representation" means any representation or warranty of (a) Seller set forth in Sections 4.01 (Organization and Qualification of Seller), 4.02 (Authority of Seller), 4.07 (Title to Tangible Personal Property), 4.09(a)(i) (Title to Owned Real Property), 4.19 (Brokers) and 4.20 (Purchased Equity), or (b) Buyer set forth in Sections 5.01 (Organization and Qualification of Buyer), 5.02 (Authority of Buyer) and 5.04 (Brokers).

"Fundamental Survival Date" mean the date that is the eighteen (18) month anniversary following the Closing Date.

"Funded Debt" of Seller as of any date means (i) all obligations of Seller and its Subsidiaries for borrowed money (including capitalized leases but excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current Liabilities reflected in the calculation of Conclusive Adjustment Amount); (ii) all obligations of Seller and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by Seller and its Subsidiaries); (iii) all obligations in respect of letters of credit, solely to the extent drawn prior to Closing, and bankers' acceptances issued for the account of Seller and its Subsidiaries; and (iv) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

"GAAP" means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller.

"General Survival Date" means the date that is the six (6) month anniversary following the Closing Date.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "hazardous constituents", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", "pollutants", "toxic pollutants", or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and asbestos.

"Hired Employees" has the meaning set forth in Section 6.01(a).

"Indemnification Escrow Agreement" has the meaning set forth in Section 2.09.

"Indemnified Person" has the meaning set forth in Section 7.04.

"Indemnifying Person" has the meaning set forth in Section 7.04.

"Indemnity Cap" has the meaning set forth in Section 7.03(b).

"Indemnity Escrow Account" has the meaning set forth in Section 2.09.

"Indemnity Escrow Amount" has the meaning set forth in Section 2.09.

"Instrument of Transfer" has the meaning set forth in Section 3.02(a)(i).

"Intellectual Property" means all intellectual property and industrial property rights in any jurisdiction throughout the world, including the following: (a) trademarks, trade names, logos, service marks, internet domain name registrations and other similar designations of source or origin, including all applications and registrations therefor and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations therefor; (c) trade secrets and other confidential know-how, information, ideas, inventions, proprietary processes, formulae, models, and methodologies; (d) patents and patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; and (e) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

"Intellectual Property Agreements" means all written licenses, sublicenses and other written agreements by or through which other Persons grant Seller (or any of its Subsidiaries) or Seller (or any of its Subsidiaries) grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller or any of its Subsidiaries.

"Intellectual Property Registrations" has the meaning set forth in Section 4.10(a).

"Interim Balance Sheet" has the meaning set forth in Section 4.04.

"Interim Balance Sheet Date" has the meaning set forth in Section 4.04.

"Interim Financial Statements" has the meaning set forth in Section 4.04.

"Inventory" has the meaning set forth in Section 2.01(h).

"Landlord Estoppel Certificate" has the meaning set forth in Section 3.02(a)(vi).

"Law" means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, judgment, release, license or other official legally binding pronouncement of any Governmental Authority.

"Lease Agreement" means that certain Lease Agreement dated as of the date hereof by and between Buyer and Seller.

"Leased Equipment" has the meaning set forth in Section 2.01(f).

"Leased Real Property" has the meaning set forth in Section 4.09(b).

"Liabilities" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), STRICT LIABILITY (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW).

"Losses" means, except as may be limited by Section 8.14, actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys' fees, after taking into account any insurance recoveries with respect to such losses, damages, Liabilities, costs and expenses.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to the results of operations of Seller and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a "Material Adverse Effect": (a) general economic, market or political conditions; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which Seller and its Subsidiaries operate (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting Seller and its Subsidiaries or the Business, including their customers and suppliers) or (ii) national, regional or local economies or the global economy; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (e) any matter set forth in the Disclosure Schedules; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the execution or announcement of this Agreement or the announcement, pendency or completion of the transactions contemplated by this Agreement, including any cancellations or threatened cancellations of, or delays in, customer orders, any reduction in sales, or any losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller, any of its Subsidiaries or the Business, or any adverse change with respect to any of the foregoing; (h) natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war (whether or not declared), sabotage or terrorism or military actions existing or underway as of the date hereof; (i) any downgrade (actual, announced or contemplated) by any rating agencies with respect to any indebtedness of any of Seller or its Affiliates; (j) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable Laws or Contracts in effect on the date hereof; (k) any Permitted Encumbrance; or (l) any failure by any of Seller and its Subsidiaries or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that in the case of (a), (b) or (c), such change, event, development, or effect does not disproportionately affect in any material respect the Business or Purchased Assets as compared to other similar assets in the industry in which the Business operates.

"Material Contracts" has the meaning set forth in Section 4.06(a).

"North Dakota Audit" means that certain sales and use tax audit of Seller conducted by the State of North Dakota for the period beginning June 2012 through May 2015.

"Objections Statement" has the meaning set forth in Section 2.06(d).

"Owned Equipment" has the meaning set forth in Section 2.01(e).

"Owned Real Property" has the meaning set forth in Section 4.09(a).

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities, and relevant applications for the same.

"Permitted Encumbrances" means: (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due and payable or due but not delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other Encumbrances imposed by Law for amounts not yet due or due but not delinquent or being contested in good faith by appropriate Proceedings; (c) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Permit; (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security; (e) easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, subdivisions, encroachments and rights of others for rights-of-way, utilities and other similar purposes which do not, individually or in the aggregate, materially interfere with the present use of the Real Property; (f) Encumbrances not created by Seller that affect the underlying fee interest of any Leased Real Property; (g) Encumbrances incurred in the ordinary conduct of the Business securing Liabilities that are not individually or in the aggregate material to the relevant asset or property; (h) minor defects of title which do not, individually or in the aggregate, have a material adverse effect on the present use of the Real Property; (i) all licenses, covenants not to assert and other grants of rights with respect to Intellectual Property; (j) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements; (k) Encumbrances resulting from any facts or circumstances caused by Buyer or its Affiliates; (l) any set of facts an accurate up-to-date survey would show; (m) the terms of the Real Property Leases; and (n) the Encumbrances set forth in Section 1.01(a) of the Seller Disclosure Schedules.

"Person" means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any Governmental Authority.

"Post-Closing Statement" has the meaning set forth in Section 2.06(b).

"Proceeding" means any action, suit, claim, investigation or other legal proceeding conducted by or pending before any Governmental Authority.

"Property Taxes" has the meaning set forth in Section 6.05(b).

"Purchased Assets" has the meaning set forth in Section 2.01.

"Radio Assets" means handheld radio devices operated under the Radio Permit.

"Radio Permit" means a Radio Station Authorization issued by the United States Federal Communications Commission, relating to the Radio Assets.

"Radioactive Assets" means densitometers.

"Radioactive Permits" means a North Dakota Radioactive Materials License issued by the North Dakota State Department of Health and a Texas Radioactive Materials License issued by the Texas Department of State Health Services, each relating to the Radioactive Assets.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

"Real Property Leases" has the meaning set forth in Section 4.09(b).

"Release" means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

"Representation and Warranty Policy" has the meaning set forth in Section 5.09.

"Representative" means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Retained Assets" means the Explosives Assets, the Radio Assets and the Radioactive Assets.

"Retained Employee" means each Business Employee identified on Section 1.01(b) of the Seller Disclosure Schedules.

"Retained Permits" means the Explosives Permit, the Radio Permit and the Radioactive Permits.

"Sandbox Agreement" means that certain Master License and Services Agreement, dated March 11, 2015, by and between Seller and Sandbox Logistics, LLC, dated December 8, 2015, and all other correspondence, matters and Liabilities related thereto, including, but not limited to that certain letter sent by an attorney representing Sandbox Logistics, LLC, on behalf of Sandbox Logistics, LLC, to Seller.

"Security Agreement" means that certain Security Agreement dated as of the date hereof by and between Buyer and Seller.

"Seller" has the meaning set forth in the preamble.

"Seller 401(k) Plan" means the Triangle Petroleum Corporation 401(K) Plan.

"Seller Disclosure Schedules" means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

"Seller Guarantees" has the meaning set forth in Section 6.09.

"Seller Indemnified Persons" has the meaning set forth in Section 7.02.

"Seller's Knowledge" and variations of it refer to all matters (a) actually known to any of the Persons set forth on Section 1.01(c) of Seller Disclosure Schedules or (b) that any of such Persons would have known had he or she exercised reasonable due inquiry (and Buyer agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to Buyer or any Affiliate under this Agreement or otherwise).

"Subsidiary" means, with respect to a Person, any other Person of which all of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions are owned (directly or indirectly through another Person, nominee arrangement or otherwise) by such Person.

"Tangible Personal Property" has the meaning set forth in Section 2.01(g).

"Target Amount" means $10,000,000.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, motor vehicle transfer, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Title Policy" has the meaning set forth in Section 6.11.

"Transaction Documents" means this Agreement, the Escrow Agreements, the Transition Services Agreement, the Security Agreement, the Lease Agreement, each Instrument of Transfer, each Landlord Estoppel Certificate and any other agreements, instruments and documents required to be delivered at the Closing.

"Transfer Taxes" has the meaning set forth in Section 6.05(a).

"Transition Services Agreement" means that certain Transition Services Agreement dated as of the date hereof by and between Buyer and Seller.

"TSA Transfer Date" has the meaning set forth in Section 6.01(a).

"TSA Transferee" has the meaning set forth in Section 6.01(a).

"Vehicles" has the meaning set forth in Section 2.01(d).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01     Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall (or shall cause its Subsidiaries to) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller (or its Subsidiary), free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in, to and under all of Seller's and its Subsidiaries' assets, including but not limited to the following assets, properties and rights of Seller and its Subsidiaries (collectively, the "Purchased Assets"), but excluding the Excluded Assets:

(a)     all accounts receivable;

(b)     the Owned Real Property, as set forth on Section 4.09(a) of the Seller Disclosure Schedules;

(c)     the Leased Real Property, as set forth on Section 4.09(b) of the Seller Disclosure Schedules;

(d)     the on and off road mobile equipment, trucks, tractors, and trailers and other vehicles owned by Seller (or its Subsidiary) set forth in Section 2.01(d) of the Seller Disclosure Schedules (the "Vehicles");

(e)     all machinery and other equipment owned by Seller (or its Subsidiary) (other than the Vehicles and the Tangible Personal Property), including the machinery and other equipment set forth on Section 2.01(e) of the Seller Disclosure Schedules (the "Owned Equipment");

(f)     all machinery and other equipment leased by Seller (or its Subsidiary) that is set forth on Section 2.01(f) of the Seller Disclosure Schedules (the "Leased Equipment");

(g)     all office equipment, furniture and fixtures located on the Real Property or otherwise used in the Business (either owned or leased by Seller (or its Subsidiary)) (the "Tangible Personal Property");

(h)     all inventories of raw materials, work in process, finished goods, supplies, fuel and other items treated as inventory by Seller (or its Subsidiary) at the Closing Date ("Inventory");

(i)     all credits, deposits and prepaid expenses at the Closing Date (to the extent assumable and collectible);

(j)     Subject to Section 6.14, all Permits required for the ownership, use and operation of the other Purchased Assets or the conduct of the Business, in each case as currently conducted, but only to the extent such Permits may be transferred under applicable Law (the "Business Permits");

(k)     the Intellectual Property Agreements and all Intellectual Property Assets;

(l)     all customer agreements set forth on Section 2.01(l) of the Seller Disclosure Schedules, master service agreements, supply agreements, purchase orders and all other Contracts to which Seller or its Subsidiary are party that are required to operate the Business (collectively, the "Assigned Contracts");

(m)     copies of all books and records exclusively related to the ownership or post-Closing operation of the Purchased Assets, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records, internal financial statements, material and research, other than books and records set forth in Section 2.02(b) ("Books and Records");

(n)     the Business Name, together with the goodwill associated therewith

(o)     each of the retention agreements set forth on Section 4.14(c) of the Seller Disclosure Schedules, including any repayment, recoupment or similar rights under such agreements; and

(p)     subject to Section 2.02, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted.

Seller and Buyer acknowledge and agree that a single asset may fall within more than one of Section 2.01(a) through Section 2.01(p); such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.  Seller and Buyer further acknowledge and agree that any single asset that falls within any of Section 2.01(a)

through Section 2.01(p) may be transferred through a separate asset transfer listed in this Section 2.01; such fact does not imply that (A) such asset shall be transferred more than once or (B) any duplication of such asset is required.

Section 2.02     Excluded Assets.  Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor any of its Subsidiaries is selling or assigning, any of the following assets or properties, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets"):

(a)     all cash and cash equivalents, bank accounts and securities of Seller and its Subsidiaries;

(b)     the organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and its Subsidiaries, all employee-related or employee benefit-related files or records of Business Employees who do not become Hired Employees, and any other books and records which Seller or any of its Subsidiaries is prohibited from disclosing or transferring to Buyer under applicable Law or Contract and is required by applicable Law to retain or do not exclusively relate to the Purchased Assets;

(c)     all Contracts that are not Assigned Contracts and any and all rights thereunder;

(d)     all insurance policies and all rights to applicable claims and proceeds thereunder;

(e)     all  assets and rights attributable to any benefit plans or related trusts or funding arrangements;

(f)     all Tax assets including refunds, rebates or prepayments of Taxes (or rights thereto);

(g)     all rights to any action, suit, demand or claim of any nature available to or being pursued by Seller or any of its Affiliates, whether arising by way of counterclaim or otherwise, in each case whether or not related to the Business, the Purchased Assets, or the Assumed Liabilities;

(h)     all rights which accrue or will accrue to Seller or any of its Affiliates under the Transaction Documents;

(i)     all intercompany receivables and, except for any Contract set forth on Section 2.02(i) of the Seller Disclosure Schedules, other rights pursuant to any Contract between Seller, or any of its Affiliates, on the one hand, and any of their respective Affiliates, on the other hand;

(j)     the shares of stock or other ownership interests in any Subsidiaries of Seller;

(k)     all correspondence and documents prepared by Seller or any of its Affiliates for its internal evaluation purposes or related to any third party bid to purchase any of the assets of the Business;

(l)     any (i) personnel records with respect to the Hired Employees that Seller or any of its Affiliates is required by Law to maintain in its possession and (ii) Books and Records relating to any Purchased Asset or Assumed Liability that Seller or any of its Affiliates is required by Law to maintain in its possession;

(m)     any and all guarantees, warranties, indemnities and similar rights (i) in respect of the Business or a Purchased Asset for the period prior to the Closing Date and (ii) in respect of any other Excluded Asset, arising on or after the Closing Date; and

(n)     the assets, properties and rights specifically set forth on Section 2.02(n) of the Seller Disclosure Schedules.

Section 2.03     Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume, pursuant to the Instruments of Transfer, and shall pay, perform and discharge when due only the Liabilities that are specifically listed in Section 2.03 of the Buyer Disclosure Schedules (collectively, the "Assumed Liabilities").

Section 2.04     Excluded Liabilities.  Other than the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge, and Seller shall remain solely responsible for, any Liabilities of Seller or its Subsidiaries or Affiliates whatsoever, or relating to the Business or the Purchased Assets prior to the Closing Date (collectively, the "Excluded Liabilities"), including but not limited to the following:

(a)     any Liabilities relating to or arising out of the Excluded Assets;

(b)     any Liabilities arising under Environmental Laws with respect to the Purchased Assets or the Business that arise prior to the Closing Date, including but not limited to abandoned and unusable waste, materials and debris;

(c)     all indebtedness for borrowed money, including principal and interest, that relates to the Business or Purchased Assets and is incurred prior to Closing;

(d)     any Liabilities for Taxes (including Property Taxes as prorated in accordance with Section 6.05(b)) of the Seller and its Subsidiaries;

(e)     except as provided in Section 6.01, any Liabilities of Seller or any of its Affiliates relating to or arising out of the employment, or termination of employment, of any Business Employee; and

(f)     any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05     Base Purchase Price. The aggregate purchase price for the Purchased Assets shall be $58,000,000 (the "Base Purchase Price"), plus the assumption of all of the Assumed Liabilities.

Section 2.06     Purchase Price Adjustment.

(a)     Prior to the Closing, Seller shall have caused to be prepared and delivered to Buyer a closing statement (the "Closing Statement") setting forth a good faith estimate of the Adjustment Amount as of the Closing (such estimate, the "Estimated Adjustment Amount") and the calculation of such Estimated Adjustment Amount.  The Closing Statement shall be prepared in a manner consistent with the definitions of the term Adjustment Amount, in the manner and using the line items set forth on Exhibit A hereto and except as noted otherwise on Exhibit A hereto, in accordance with GAAP, consistently applied and following the policies, procedures, principles and methods employed in preparing the Balance Sheet.

(b)     Within thirty (30) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a post-closing statement (the "Post-Closing Statement"), setting forth the Adjustment Amount, calculated as of the Closing, and the calculation of the Adjustment Amount, including each line item thereof (in each case, calculated as of the Closing).  The Post-Closing Statement shall be prepared in a manner consistent with the definitions of the term Adjustment Amount, in the manner and using the line items set forth on Exhibit A hereto and except as noted otherwise on Exhibit A hereto, in accordance with GAAP, consistently applied and following the policies, procedures, principles and methods employed in preparing the Balance Sheet, and shall clearly identify any differences between the Estimated Adjustment Amount and the Adjustment Amount set forth therein and state Buyer's reasons for such differences.

(c)     Each of Seller and Buyer agrees (i) to reasonably assist the other in the preparation or review of the Closing Statement and the Post-Closing Statement and the related determination of the Estimated Adjustment Amount, the Adjustment Amount and the Closing Purchase Price; (ii) that Seller shall after the Closing, and Buyer shall after the delivery to Seller of the Post-Closing Statement until the earlier of (x) the date Seller delivers an Objections Statement or (y) thirty (30) days after delivery of the Post-Closing Statement to Seller, provide the other and its Representatives, upon the reasonable request of Buyer or Seller, as applicable, with reasonable access during normal business hours to its books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and management for purposes of the review of the Closing Statement or the Post-Closing Statement, as applicable, and the related determinations of the Estimated Adjustment Amount, the Adjustment Amount and the Closing Purchase Price, and (iii) to reasonably cooperate with the other in connection with such reviews and determinations.

(d)     If Seller has any objections to any amounts reflected in the Post-Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an "Objections Statement"), which statement will identify in reasonable detail those items and amounts to which Seller objects and set forth, in reasonable detail, the basis for such objection (the "Disputed Items"), and Buyer and Seller will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable.  If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Post-Closing Statement to Seller, the Post-Closing Statement as prepared by Buyer will be final, binding and non-appealable by the parties hereto.  Seller and Buyer will negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer (as such thirty (30)-day period may be extended to the extent agreed by Seller and Buyer in writing), Seller and Buyer will submit any unresolved Disputed Items to an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller (the "Accountant") for resolution. The fees, costs and expenses of the Accountant will be paid by the party whose positions generally did not prevail in the Accountant's resolution of the dispute, or if the Accountant determines that no party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne by Seller and Buyer in equal shares. The decision of the Accountant shall be final and binding on the parties hereto absent manifest error caused by the Accountant.  The final, binding and conclusive Adjustment Amount based either upon agreement by the parties hereto or deemed agreement by Buyer and Seller or determination of the Accountant in accordance with this Section 2.06(d) will be the "Conclusive Adjustment Amount." The Accountant shall act as an expert, not as an arbitrator, and shall decide only the specific unresolved Disputed Items submitted by Seller and Buyer pursuant to this Section 2.06(d).

(e)     On the Closing Date, a portion of the Base Purchase Price equal to the Adjustment Escrow Amount shall be paid by Buyer to the Escrow Agent, in immediately available United States funds by certified wire transfer to an account (the "Adjustment Amount Escrow Account") designated by the Escrow Agent to be held in escrow pending determination of the Conclusive Adjustment Amount.  The Adjustment Escrow Amount shall be held by the Escrow Agent pursuant to an Adjustment Amount Escrow Agreement to be entered into on the Closing Date by Buyer, Seller and the Escrow Agent (the "Adjustment Amount Escrow Agreement").  The Adjustment Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Adjustment Amount Escrow Agreement. If the Conclusive Adjustment Amount is less than the Estimated Adjustment Amount, then the Closing Purchase Price shall be adjusted downward by the amount of such shortfall, and (i) Buyer and Seller shall immediately deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Buyer from the Adjustment Amount Escrow Account an amount in cash equal to such shortfall by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer (with any remaining amounts in the Adjustment Amount Escrow Account to be distributed to Seller), and (ii) if such amount exceeds the Adjustment Amount Escrow Account, Seller shall pay or cause to be paid an amount in cash equal to such excess shortfall to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller.  If the Conclusive Adjustment Amount is greater than the Estimated Adjustment Amount, then the Closing Purchase Price will be adjusted upward by the amount of such excess, and (i) Buyer and Seller shall immediately deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Seller or its designee from the Adjustment Amount Escrow Account the balance of the Adjustment Amount Escrow Account, together with any interest earned, and (ii) Buyer shall pay or cause to be paid an amount in cash equal to such excess to Seller or its designee by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer; provided,  however, Buyer may, in its sole discretion, elect to collect such excess amount from the Indemnity Escrow Account.  Any payment under this Section 2.06(e) is to be made within five

(5) Business Days of the date on which the Conclusive Adjustment Amount is finally determined pursuant to this Section 2.06.

Section 2.07     Allocation of Purchase Price. Within 180 days of the Closing Date, Buyer shall deliver to Seller a schedule allocating the Closing Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after Seller delivered to Buyer Seller's objection to the Allocation Schedule, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne by Seller and Buyer in equal shares. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.08     Non-assignable Assets.

(a)     Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.08, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or a Subsidiary of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, of such Purchased Asset; provided, however, that, the Closing shall occur notwithstanding the foregoing without any adjustment to the Closing Purchase Price on account thereof. Following the Closing, Seller and Buyer shall, and Seller shall cause its Subsidiaries to, use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Assigned Contracts or other Liabilities that constitute Assumed Liabilities; provided, however, that neither Seller (nor any of its Subsidiaries) nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller or its applicable Subsidiary shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.05.

(b)     To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.08, Buyer and Seller shall use commercially reasonable efforts, and Seller shall cause its Subsidiaries to use their commercially reasonable efforts, to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller (or its applicable Subsidiary), pay, perform and discharge fully the Liabilities of Seller (or its applicable Subsidiary) thereunder. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.08. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Section 2.09     Indemnification Escrow.  Buyer will pay to the Escrow Agent the amount of five percent (5%) of the Base Purchase Price (the "Indemnification Escrow Amount"), in immediately available United States funds by certified wire transfer to an account (the "Indemnity Escrow Account") designated by the Escrow Agent.  Subject to Section 7.07, the Indemnification Escrow Amount shall be used to fund the amount of any indemnification obligations of Seller pursuant to Article VII.  The Indemnification Escrow Amount shall be held by the Escrow Agent pursuant to an Indemnification Escrow Agreement to be entered into on the Closing Date by Buyer, Seller and the Escrow Agent (the "Indemnification Escrow Agreement"). On the General Survival Date, the Parties shall execute and deliver to the Escrow Agent joint written instructions (in accordance with the Escrow Agreement) to pay to Seller or its designee any funds remaining in the Indemnity Escrow Account as of such date, other than any amounts (estimated by Buyer in good faith) that are set forth in a notice delivered by Buyer to Seller prior to the General Survival Date setting forth a claim for indemnification to which Buyer reasonably believes it is entitled under Section 7.01 and setting forth in reasonable detail the factual basis of the claim.

ARTICLE III

CLOSING

Section 3.01     Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana Street, Suite 6800, Houston, Texas 77002 on the date hereof (the "Closing Date").  The Closing shall be effective as of at 12:01 a.m., local time, on the Closing Date.

Section 3.02     Closing Deliverables.

(a)     At the Closing, Seller shall, and shall cause its applicable Subsidiaries to, deliver to Buyer the following:

(i)     counterparts to customary instruments of transfer, assumption, filings or documents, each in form and substance reasonably acceptable to Seller and Buyer, as Seller and Buyer mutually agree are reasonably necessary or appropriate to effect the transfer of the Purchased Assets (other than the Explosives Assets, the Radio Assets and the Radioactive Assets) or the assumption of the Assumed Liabilities pursuant to this Agreement (each an "Instrument of Transfer"), in each case duly executed by Seller and any applicable Subsidiary;

(ii)     all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 4.03, each in form and substance reasonably satisfactory to Buyer;

(iii)     duly executed counterparts to each of the Transaction Documents (other than this Agreement);

(iv)     a certificate, duly executed by Seller and its applicable Subsidiaries, that complies with Treasury Regulation Section 1.1445-2(b)(2) of the Code;

(v)     the Texas Statement of Occasional Sale (Form 01-917) executed by Seller and its applicable Subsidiaries, each as more fully described in Section 6.05(a) herein;

(vi)     a landlord estoppel certificate with respect to each of the Real Property Leases, each in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and evidencing that there are no material claims by such landlord against Seller or its Subsidiary, as applicable (each a "Landlord Estoppel Certificate"), in each case duly executed by such landlord;

(vii)     the new surveys or updates of existing surveys described in Section 6.11 herein; and

(viii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Managing Member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(b)     At the Closing, Buyer shall deliver to Seller the following:

(i)     the Closing Purchase Price (less the Funded Debt to be paid directly to the lender(s) to release the Encumbrances (other than Permitted Encumbrances) on the Purchased Assets and the Escrow Amount) by wire transfer of immediately available funds to an account(s) designated by Seller;

(ii)     evidence that the Escrow Amount has been delivered to the Escrow Agent in accordance with Sections 2.06(e) and 2.09;

(iii)     all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 5.03, each in form and substance reasonably satisfactory to Seller;

(iv)     duly executed counterparts to each of the Transaction Documents (other than this Agreement); and

(v)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Section 3.03     Explosives Assets; Radio Assets; Radioactive Assets.

(a)     As soon as practicable after Buyer's receipt of the Explosives Permit, Seller shall deliver to Buyer (at no cost to Buyer) all Instruments of Transfer as Seller and Buyer mutually agree are reasonably necessary or appropriate to effect the transfer of the Explosives Assets to Buyer, in each case duly executed by Seller and any applicable Subsidiary.

(b)     As soon as practicable after Buyer's receipt of the Radio Permit, Seller shall deliver to Buyer (at no cost to Buyer) all Instruments of Transfer as Seller and Buyer mutually agree are reasonably necessary or appropriate to effect the transfer of the Radio Assets to Buyer, in each case duly executed by Seller and any applicable Subsidiary.

(c)     As soon as practicable after Buyer's receipt of the Radioactive Permits, Seller shall deliver to Buyer  (at no cost to Buyer) all Instruments of Transfer as Seller and Buyer mutually agree are reasonably necessary or appropriate to effect the transfer of the Radioactive Assets to Buyer, in each case duly executed by Seller and any applicable Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 4.01     Organization and Qualification of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02     Authority of Seller.  Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the power and authority to cause its Subsidiaries to take the actions contemplated under this Agreement). The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

Section 4.03     No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation, operating agreement or any other organizational document of Seller; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of its Subsidiaries or the Business; or (c) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract in any material respects. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any such consent, approval, Permit, Governmental Order, declaration, filing or notice that has been obtained or made or is not material to the operation of the Business.

Section 4.04    Financial Statements.  Copies of the audited balance sheet of Seller and its Subsidiaries (on a consolidated basis) as of January 31, 2016 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the "Audited Financial Statements"), and the unaudited balance sheet of Seller and its Subsidiaries (on a consolidated basis) as of April 30, 2016 and the related statements of income and retained earnings, stockholders' equity and cash flow for the three-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-

end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of Seller and its Subsidiaries (on a consolidated basis) as of the respective dates they were prepared and the results of the operations of Seller and its Subsidiaries (on a consolidated basis) for the periods indicated. The balance sheet of Seller and its Subsidiaries (on a consolidated basis) as of January 31, 2016 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of Seller and its Subsidiaries (on a consolidated basis) as of April 30, 2016 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date".

Section 4.05     Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, (a) Seller and its Subsidiaries have operated the Business in the ordinary course of business in all material respects and (b) there has not been, with respect to the Business, any event, occurrence or development that has had a Material Adverse Effect.

Section 4.06     Material Contracts.

(a)     Section 4.06(a) of the Seller Disclosure Schedules sets forth, by applicable subsection, a correct and complete list of the following Contracts to which Seller or any of its Subsidiaries is a party, or by which Seller or any of its Subsidiaries, or any of the Purchased Assets is bound, as of the date of this Agreement (together with all Real Property Leases listed in Section 4.09(b) of the Seller Disclosure Schedules collectively, the "Material Contracts"): (i) Contracts evidencing or governing indebtedness; (ii) Contracts creating an Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset; (iii) guarantees, letters of credit and surety arrangements, including the Seller Guarantees; (iv) Contracts that materially restrict Seller or any of its Subsidiaries from conducting the Business; (v) Contracts with customers and suppliers of the Business under which aggregate consideration in excess of $750,000 has been paid to or by Seller or any of its Subsidiaries during the twelve months prior to the date hereof; (vi) Contracts that grant any Person an option, right of first refusal or preferential right to purchase any of the Purchased Assets; (vii) Contracts constituting Intellectual Property Agreements (other than readily commercially available hardware or software program licenses and Contracts in which the grant of rights to Intellectual Property is merely incidental); (viii) Contracts that require the payment of royalties, commissions or finder's fees; (ix) Contracts with Governmental Authorities; and (x) Contracts which (whether or not required to be disclosed under any of the other clauses of this Section 4.06(a)) are material to Seller or the Business and provide for aggregate payments during the twelve months prior to the date hereof in excess of $750,000.

(b)     True, correct and complete copies of such Material Contracts have been delivered to or made available for inspection by Buyer.  All such Material Contracts (i) were duly and validly executed and delivered by Seller or its Subsidiaries, as applicable, and the other parties thereto; and (ii) are valid and in full force and effect. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Seller of the transactions contemplated by this Agreement, will exist under any Material Contract.

Section 4.07     Title to Tangible Personal Property.  Seller or one or more of its Subsidiaries has good and valid title to, or a valid leasehold interest in, the Purchased Assets (other than (a) the Real Property, which representations and warranties are set forth in Section 4.09 below), free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08     Sufficiency of Assets.  The Purchased Assets and the Excluded Assets constitute all of the material rights, property and assets used by Seller and its Subsidiaries to conduct the Business as currently conducted.

Section 4.09     Real Property.

(a)     Section 4.09(a) of the Seller Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all real property owned by Seller or any of its Subsidiaries (collectively, the "Owned Real Property").  With respect to the Owned Real Property:

(i)     Seller or one or more of its Subsidiaries has good, marketable and valid fee simple title to the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)     Seller has, prior to the date hereof, delivered to Buyer copies of all deeds vesting title to the Owned Real Property into Seller or its Subsidiaries and any existing title policies, title commitments, title reports and surveys currently in Seller's possession or control with respect to the Owned Real Property;

(iii)     There are no outstanding rights, options, rights of first refusal, rights of first offer, conditional sales or similar rights or agreements to purchase or otherwise acquire any of the Owned Real Property, or any portion thereof or interest therein;

(iv)     Such Owned Real Property is in compliance with the terms of any restrictive covenants and easements to which such Owned Real Property is subject; and

(v)     Neither Seller nor, to Seller's Knowledge, any of its Subsidiaries has received any written notice of any condemnation Proceeding or any pending Proceeding to change or redefine the zoning classification of all of any portion of such Owned Real Property.

(b)     Section 4.09(b) of the Seller Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each lease to which Seller or any of its Subsidiaries is a party as a lessee for real property (each, a "Real Property Lease" and such real property the "Leased Real Property"). Seller has, prior to the date hereof, made available to Buyer complete and accurate copies of each Real Property Lease (including all amendments, modifications and supplements thereto). With respect to each Real Property Lease, except as set forth in Section 4.09(b) of the Seller Disclosure Schedules, as of the date of this Agreement:

(i)     Seller or its Subsidiary that is a party to such Real Property Lease holds a valid, subsisting and enforceable leasehold interest under such Real Property Lease, and such Real Property Lease is legal, valid and binding on Seller or its Subsidiary that is a party to such Real Property Lease, in all cases subject to bankruptcy, insolvency, reorganization, moratoria, or similar laws now or hereafter in effect relating to creditor's rights generally or to general principles of equity;

(ii)     Such Real Property Lease is in full force and effect, without any material default thereof by Seller or any of its Subsidiaries or, to Seller's Knowledge, any other party thereto, and no termination, condition or other event by Seller or any of its Subsidiaries or, to Seller's Knowledge, any other party thereto, has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder; and

(iii)     Neither Seller nor, to Seller's Knowledge, any of its Subsidiaries has received any written notice of any condemnation Proceedings relating to the Leased Real Property.

(c)     Neither Seller nor any of its Subsidiaries leases, subleases or otherwise permits the occupancy by any third party of all or any portion of the Real Property, and there are no Persons in possession of any of the Real Property other than Seller and its Subsidiaries.

(d)     The Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by Seller and its Subsidiaries in connection with the Business.

(e)     Each parcel of Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property, is supplied with public or quasi-public utilities appropriate for the operation of the Business.

(f)     To Seller's Knowledge, no part of any building, structure, fixture or other improvement located on the Real Property encroaches on any other real property and there are no buildings, structures, fixtures or other improvements primarily situated on any adjoining property which encroach on the Real Property.

Section 4.10     Intellectual Property.

(a)     Section 4.10(a) of the Seller Disclosure Schedules lists all of the following included in the Intellectual Property Assets: (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) copyright registrations and applications and (iv) internet domain name registrations (collectively, "Intellectual Property Registrations").

(b)     (i) The conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect and, as of the date hereof, there is no such claim pending or, to Seller's Knowledge, threatened in writing against Seller or any of its Subsidiaries; and (ii) to Seller's

Knowledge no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets in any material respect, and no such claims are pending or threatened in writing against any Person by Seller or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.11     Legal Proceedings; Governmental Orders.

(a)     There are no Proceedings pending or, to Seller's Knowledge, threatened against or by Seller or any of its Subsidiaries relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)     To Seller's Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.12     Permits.  Section 4.12 of the Seller Disclosure Schedules sets forth a list of all material Permits (other than Environmental Permits) currently held by Seller or any of its Subsidiaries in connection with the ownership and operation of the Business, each of which is valid and in full force and effect.  Seller currently holds all Permits necessary to carry on the Business.

Section 4.13     Environmental Matters.

(a)     The operations of Seller with respect to the Business and the Purchased Assets are and have been for the preceding four (4) years in compliance with all Environmental Laws in all material respects and, neither Seller nor any of its Subsidiaries has received from any Governmental Authority or other Person, with respect to the Business or the Purchased Assets, any written notice of an Environmental Claim which, in each case, either remains pending or unresolved, or is the source of ongoing material Liabilities or requirements as of the Closing Date.

(b)     Seller or one or more of its Subsidiaries, as required, possesses and is in compliance in all material respects with the terms of all Environmental Permits, all of which are in full force and effect and none of which is the subject of any termination, revocation, or materially adverse amendment or modification processes.

(c)     To the Seller's Knowledge there has been no Release or presence of Hazardous Materials in violation of or that would form the basis of Liability under Environmental Law with respect to the Business or the Purchased Assets which would reasonably be expected to result in a material Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or any of its Subsidiaries, or in connection with the Business.

(d)     Seller has made available to Buyer prior to the date of this Agreement all Phase I and Phase II reports, material environmental audits, and other material environmental information in the possession or control of Seller or any of its Subsidiaries with respect to the Real Property or the Business; provided that Seller makes no representation or warranty with respect to the completeness or accuracy of such documents.

(e)     To Seller's Knowledge, there is no presently existing Environmental Law that will require future compliance or capital costs in connection with the Business in excess of $100,000 above costs currently expended by Seller in the ordinary course of business on an annual basis.

(f)     The representations and warranties set forth in this Section 4.13 are Seller's sole and exclusive representations and warranties regarding environmental matters.

Section 4.14     Employee Matters.

(a)     Certain Employee Information.   Section 4.14(a) of the Seller Disclosure Schedules lists as to each Person employed by Seller or its Subsidiaries ("Business Employees") as of the date of this Agreement: name, date of hire/rehire, current job title, compensation, sick time accrual, personal day accrual and vacation accrual.

(b)     Employee Plans.  Section 4.14(b) of the Seller Disclosure Schedules lists each material Employee Plan maintained or contributed to by Seller with respect to the Business Employees, or otherwise participated in by the Business Employees.  "Employee Plan" means:

(i)     each employee pension benefit plan (as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any pension, profit-sharing, retirement, thrift, or stock purchase plan;

(ii)     each employee welfare benefit plan (as such term is defined in ERISA §3(3)); and

(iii)     each material bonus, incentive compensation, stock purchase, stock option, severance or other employee benefit plan or agreement (including each employment, severance and retention agreement), sponsored, maintained, or contributed to with respect to any employee of Seller or any of its Subsidiaries by or on behalf of Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate is a party or has any liability, but only to the extent that such plan covers or provides compensation or benefits with respect to any Business Employees.  "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with Seller is treated as a single employer pursuant to §§414(b), (c), (m) or (o) of the Code.

(c)     Cessation of Participation.  Except as set forth in Section 4.14(c) of the Seller Disclosure Schedules, the Hired Employees will cease to participate in the Employee Plans effective as of the close of business on the Closing Date, and on or after the Closing Date neither Buyer nor any of its Affiliates has any Liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

(d)     Other Employment Related Matters.  Neither Seller nor any of its Subsidiaries is a party to or bound by, any collective bargaining agreement.  Solely with respect to the Business Employees, except as set forth in Section 4.14(d) of the Seller Disclosure Schedules: (i) there is no labor strike, walkout or lockout pending or, to Seller's Knowledge, threatened in writing against Seller or any of its Subsidiaries; (ii) to Seller's Knowledge, there is no pending union organizing campaign and no labor union has made a pending written demand for recognition or certification; and (iii) Seller and its Subsidiaries are in compliance in all material respects with all applicable Laws that relate to employment, equal employment opportunity, wages, hours, leaves, workers' compensation, disability, immigration, collective bargaining, contractors and temporary employees, other employment terms and conditions and plant closings and layoffs.

(e)     Neither the Seller nor any ERISA Affiliate that is a Subsidiary of Seller currently has, or has during the preceding six (6) years had, any Liability (including any contingent liability under Section 4204 of ERISA) with respect to (i) any defined benefit plan, as described in Section 3(35) of ERISA, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, or (iii) any Employee Plan subject to Section 412 of the Code.

(f)     Neither the execution of this Agreement nor the Closing will: (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Plan, or (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Employee Plan.

(g)     No Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by Law; and there has been no violation of Section 4980B of the Code or Sections 601-608 of ERISA by Seller with respect to any such Employee Plan.

(h)     With respect to the Seller 401(k) Plan:

(i)     The Seller has provided or made available to Buyer correct and complete copies of the following documents relating to the Seller 401(k) Plan: (i) the plan document, (ii) all amendments thereto, (iii) any trust instruments or insurance contracts, if any, forming a part thereof, (iv) the most recent determination letter (or opinion letter for any prototype plan) issued by the IRS with respect to such plan, and (v) the most recent annual report on Form 5500 (including all exhibits and attachments thereto).

(ii)     The Seller 401(k) Plan has been timely amended to comply with changes in applicable law and regulatory guidance and the Seller (or one of its Affiliates) has obtained a favorable determination letter from the IRS to such effect or the plan is maintained pursuant to a prototype plan document that has a favorable opinion letter from the IRS, and such determination letter or opinion letter, as applicable, has not been revoked by the IRS, nor has the IRS given any indication to the Seller (or any of its Affiliates) that it intends to revoke any such determination letter or opinion letter or that could not give rise to Liability of Buyer or its Affiliates.

(iii)     The Seller 401(k) Plan has been maintained in all material respects in accordance with its terms, and conforms to, and its administration is in compliance in all material respects with, all applicable laws and regulations, including but not limited to, ERISA and the Code.  There have been no "prohibited transactions" (within the meaning of Section 406 of ERISA or Code Section 4975) with respect to the Seller 401(k) Plan, other than any such transactions that are covered by a statutory or administrative exemption.

(iv)     All contributions to, and payments from, the Seller 401(k) Plan required to have been made by the Seller or its Affiliates with respect to any period ending on or before the Closing Date, have been timely made or, to the extent applicable, are properly accrued on the Financial Statements.

Section 4.15     Taxes.

(a)     Seller and its Subsidiaries have filed (taking into account any valid extensions) all material Tax Returns with respect to the Business or the Purchased Assets required to be filed by Seller and all such Tax Returns are correct and complete in all material respects. Seller and its Subsidiaries have paid material all Taxes with respect to the Business  due and owing, except for Taxes that are being contested by Seller or any of its Subsidiaries in good faith by appropriate Proceedings and for which adequate reserves have been made. None of the Purchased Assets is subject to any Encumbrances arising in connection with any failure or alleged failure to pay any Taxes, except Permitted Encumbrances.  Neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.  Seller and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)     Except for certain representations related to Taxes in Section 4.14(d), the representations and warranties set forth in this Section 4.15 are Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 4.16     Compliance with Laws.  Seller is not in default in any material respects under any applicable Laws (excluding Environmental Laws). Each of the Purchased Assets complies in all material respects with all Laws and Permits applicable thereto.

Section 4.17     Absence of Undisclosed Liabilities.  Seller has not incurred any Liabilities (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities (a) which are accrued on or reserved against the Financial Statements or reflected in the notes thereto, or (b) which were incurred after the Balance Sheet Date and were incurred in the ordinary course of business and consistent with past practices.

Section 4.18     No Affiliate Transactions.  There are no Contracts between Seller or its Subsidiaries, on the one hand, and any Affiliate of Seller, on the other hand.

Section 4.19     Brokers.  Neither Seller nor any of its Affiliates has entered into any Contract with any Person that would require the payment by Buyer or any of its Affiliates of any brokerage fee, finder's fee, or other commission or similar fee in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 4.20     Reasonably Equivalent Value.  The transfers and/or conveyances of property effected under this Agreement have not been made or incurred with any actual intent to hinder, delay, or defraud any Person to whom Seller currently owes any obligation of any kind or character or to whom Seller is currently indebted or, alternatively, any Person to whom Seller may in the future become indebted or obligated in any way. The transfers in this Agreement are in exchange for the receipt by Seller of a reasonably equivalent value.

Section 4.21     DISCLAIMERS.  EXCEPT AS EXPRESSLY SET FORTH IN THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE IV (WHICH ARE SUBJECT TO THE DISCLOSURES SET FORTH IN THE SELLER DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OF ITS AFFILIATES NOR ANY REPRESENTATIVE OF ANY OF THEM HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, OR ANY ASPECT OF THE BUSINESS, OR THE LIABILITIES, OBLIGATIONS, BUSINESS, RESULTS OF OPERATIONS OR ANY OTHER ASPECT OF OR RELATED TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, OR ANY ASPECT OF THE BUSINESS.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THE FOREGOING SECTIONS OF THIS ARTICLE IV:  (a) SELLER DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, INCLUDING IN THIS DISCLAIMER ANY STATEMENT, MATERIALS, PROJECTION OR OTHER INFORMATION WHATSOEVER RELATING TO ANY ASPECT OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY ASPECT OF THE BUSINESS, OR THAT WAS MADE OR PROVIDED BY OR OTHERWISE OBTAINED FROM (WHETHER THROUGH A DATA ROOM, A MANAGEMENT PRESENTATION, EMPLOYEE INTERVIEWS OR OTHERWISE) SELLER, OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THEM TO OR BY BUYER OR ANY OF ITS AFFILIATES OR ANY REPRESENTATIVE OF ANY OF THEM OR ANY OTHER PERSON; AND (b) THE PURCHASED ASSETS, ASSUMED LIABILITIES AND ALL PROPERTY CONVEYED PURSUANT TO THIS AGREEMENT (WHETHER DIRECTLY OR INDIRECTLY) OR THE TRANSFER DOCUMENTS DELIVERED AT CLOSING BY SELLER AND ITS AFFILIATES ARE CONVEYED ON AN "AS IS" AND "WHERE IS/WHERE AS" AND "WITH ALL FAULTS" BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING IN THIS EXCLUSION ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, CAPACITY OR CONDITION.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants as of the date hereof as follows:

Section 5.01     Organization and Qualification of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02     Authority of Buyer.  Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

Section 5.03     No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party in any material respects. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any such consent, approval, Permit, Governmental Order, declaration, filing or notice that has been obtained or made or would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

Section 5.04     Brokers.  Neither Buyer nor any of its Affiliates has entered into any Contract with any Person that would require the payment by Seller or any of its Affiliates of any brokerage fee, finder's fee, or other commission or similar fee in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 5.05     Sufficiency of Funds.  Buyer has available sufficient funds to enable Buyer to pay the Closing Purchase Price (and any upward adjustments thereto) and meet all of its financial obligations contemplated by this Agreement and the other Transaction Documents.

Section 5.06     Solvency.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due; and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07     Legal Proceedings.  There are no Proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08     Independent Investigation.  Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Purchased Assets, the Assumed Liabilities and the Business and (b) has been furnished with or given adequate access to such information about the Purchased Assets, the Assumed Liabilities and the Business as it has requested.  Buyer further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Seller or any of its Affiliates or Representatives are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Article IV, none of Seller, Seller's Affiliates nor any of their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller, the Purchased Assets, the Assumed Liabilities, the Business, this Agreement or the other Transaction Documents (or the transactions contemplated hereby or thereby), including representations, warranties, covenants and agreements relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities and (iii) none of Seller, Seller's Affiliates nor any of their respective Representatives makes any representation or warranty as to (A) the operation of the Business by Buyer after the Closing in any manner or (B) the probable success or profitability of the Business (whether before or after the Closing).  Except for the representations and warranties contained in Article IV, neither Buyer nor any of its Affiliates has relied upon any other representations or warranties or any other information made or supplied by or on behalf of Seller or any of its Affiliates or Representatives, and Buyer acknowledges and agrees that none of Seller or its Affiliates or Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer, its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Buyer by any Affiliate or Representative of Buyer).

Section 5.09     Representation and Warranty Insurance. Buyer has purchased an insurance policy insuring the representations and warranties of Seller contained in Article IV hereof (the "Representation and Warranty Policy"), a true, correct and complete copy of which is attached hereto as Schedule 5.09.

ARTICLE VI

COVENANTS

Section 6.01     Certain Employee Matters.

(a)     Continued Employment.  On the date hereof, Buyer will (subject to satisfaction of Buyer's standard hiring policies) make a written offer to employ, in compliance with the requirements of this Section 6.01, (i) for a period commencing on the Closing, each Closing Employee identified to Seller in writing no less than two (2) Business Days prior to the date hereof and (ii) for a period commencing on the expiration or termination of the Transition Services Agreement with respect to the Contract Services (as defined in the Transition Services Agreement) (such date, the "TSA Transfer Date"), each Retained Employee identified to Seller in writing no less than two (2) Business Days prior to the date hereof (each Closing Employee and Retained Employee who accepts such an offer, respectively, a "Closing Transferee" or "TSA Transferee" and, collectively, the "Hired Employees" and the date of commencement of employment with Buyer of each Hired Employee, respectively the "Employment Transfer Date"); provided that Buyer shall make offers of employment to a sufficient number of Closing Employees and Retained Employees so as not to trigger notice obligations or Liabilities under the WARN Act. The Closing Employees and Retained Employees shall have not less than four (4) Business Days to accept or reject such offers in writing.

(b)     Except for those items set forth on Section 2.03 of the Buyer Disclosure Schedules or as otherwise included in the Adjustment Amount, Seller and its Subsidiaries shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, severance or other amounts payable to any Business Employee, including, without limitation, hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller or its Subsidiaries at any time on or prior to the Closing Date, in the case of Closing Employees, or the TSA Transfer Date, in the case of Retained Employees, and, to the extent not reflected in the Adjustment Amount, Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date or the TSA Transfer Date, as the case may be.

(c)     Except with respect to claims for health flexible spending accounts and dependent flexible spending accounts that have been transferred to Buyer as described in (h) below, Seller and its Subsidiaries shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Business Employees or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date, in the case of Closing Employees, or the TSA Transfer Date, in the case of Retained Employees. Seller also shall remain solely responsible for all workers' compensation claims of the Business Employees which relate to events occurring on or prior to the Closing Date, in the case of Closing Employees, or the TSA Transfer Date, in the case of Retained Employees.

(d)     [Intentionally omitted.]

(e)     Service Credit.  Buyer will give each Hired Employee full credit for such Hired Employee's service with Seller and its Subsidiaries for purposes of eligibility, vesting, and determination of the amount and level of benefits (except for purposes of benefit accruals under defined benefit pension plans) pursuant to any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Buyer or any of its Affiliates in which a Hired Employee participates to the same extent recognized by Seller immediately before the applicable Employment Transfer Date; provided, however, that such service is not to be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(f)     Welfare Benefits.  Buyer will use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Hired Employees, their spouses and their eligible dependents under any plan of Buyer or any Affiliate of Buyer that provides health and welfare benefits in which Hired Employees, their spouses and their eligible dependents may be eligible to participate on or after the applicable Employment Transfer Date, except for any limitations that were in effect with respect to such employees as of the applicable Employment Transfer Date under the analogous plan of Seller and its Subsidiaries, (ii) credit any deductible, co-payment and out-of-pocket maximums incurred by the Hired Employees and their eligible dependents under the health and other plans in which they participated immediately before the applicable Employment Transfer Date during the portion of the calendar year before the applicable Employment Transfer Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Buyer or any of its Affiliates in which they are eligible to participate on or after the applicable Employment Transfer Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Hired Employee and his or her eligible dependents on or after the applicable Employment Transfer Date to the extent such Hired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan of Seller before the applicable Employment Transfer Date.  No later than thirty (30) days following the Closing Date, Seller shall provide or cause to be provided to Buyer a report that provides each Closing Transferee's co-payments, deductibles and out-of-pocket expenses paid under the Employee Plans through the Closing Date, and no later than thirty (30) days following the TSA Transfer Date, Seller shall provide or cause to be provided to Buyer a report that provides each TSA Transferee's co-payments, deductibles and out-of-pocket expenses paid under the Employee Plans through the TSA Transfer Date.

(g)     401(k) Plan.  Effective not later than the Closing Date, Buyer shall maintain or designate a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the "Buyer 401(k) Plan").  Effective as of the applicable Employment Transfer Date, each Hired Employee shall cease participation in the Seller 401(k) Plan and, subject to the provisions of Section 6.01(e), be eligible to participate in the Buyer 401(k) Plan.  As soon as practicable following the applicable Employment Transfer Date, Seller shall cause any and all accounts of Hired Employees under the Seller 401(k) Plan, and the value of the assets attributable to such accounts, to be transferred to the Buyer 401(k) Plan in accordance with Section 414(l) of the Code.  The assets to be transferred shall be in the form of cash and, to the extent of plan loans, promissory notes.  The Buyer shall cause the administrator of, and the trustee of the trust established under, the Buyer 401(k) Plan to accept such transfer.  Prior to the transfer, Seller and Buyer or their respective Affiliates shall notify the Internal Revenue Service of the transfer by timely filing Forms 5310-A, to the extent such filings are required.  Upon such transfer, the Buyer 401(k) Plan shall assume all liabilities and obligations whatsoever with respect to all accounts transferred from the Seller 401(k) Plan to the Buyer 401(k) Plan in respect of each respective Hired Employee and each of Seller and its Affiliates and the Seller 401(k) Plan shall be relieved of all such liabilities and obligations.  Following an applicable Employment Transfer Date and before the transfer of respective plan account assets and liabilities as provided in this subsection (g), Buyer shall cooperate with Seller to ensure the continued servicing of any plan loan of a Hired Employee under the Seller 401(k) Plan through continued payroll deductions or direct loan payments to the Seller 401(k) Plan, as applicable.  Notwithstanding the preceding, if there are more than two Employment Transfer Dates, the Buyer and the Buyer 401(k) Plan shall only be obligated to accept two (2) transfers of assets pursuant to this Section 6.01(g).

(h)     Health and Dependent Flex Account Transfer.  Effective as of the applicable Employment Transfer Date, Buyer will have in effect flexible spending reimbursement accounts for Hired Employees for medical and dependent care expenses under a cafeteria plan qualified under Section 125 of the Code and will credit such accounts with the amount credited as of the applicable Employment Transfer Date under comparable accounts maintained with Seller from the beginning of the plan year to the applicable Employment Transfer Date.  As soon as practical after the Closing Date, (i) Seller will pay to Buyer in cash the amount, if any, by which aggregate contributions made by Closing Transferees to Seller's flexible spending accounts for such plan year exceeded the aggregate benefits provided to Closing Transferees for such plan year as of the Closing Date or (ii) Buyer will pay to Seller in cash the amount, if any, by which aggregate benefits provided to Closing Transferees under Seller's flexible spending accounts exceeded the aggregate contributions made by Closing Transferees for such plan year as of the Closing Date.  As soon as practical after the TSA Transfer Date, (i) Seller will pay to Buyer in cash the amount, if any, by which aggregate contributions made by TSA Transferees to Seller's flexible spending accounts for such plan year exceeded the aggregate benefits provided to TSA Transferees for such plan year as of the TSA Transfer Date or (ii) Buyer will pay to Seller in cash the amount, if any, by which aggregate benefits provided to TSA Transferees under Seller's flexible spending accounts exceeded the aggregate contributions made by TSA Transferees for such plan year as of the TSA Transfer Date.  No later than thirty (30) days following the Closing Date  and TSA Transfer Date, respectively, Seller shall provide or cause to be provided to Buyer a report of the foregoing calculations.

(i)     COBRA Coverage.  Buyer will provide any required continuation coverage pursuant to Section 4980B of the Code for the Hired Employees and their qualified beneficiaries with respect to "qualifying events" (as defined in Section 4980B(f)(i) of the Code) occurring on or after the applicable Employment Transfer Date.

(j)     Actions by Affiliates.  All obligations undertaken by Buyer or Seller under this Section may be satisfied in whole or in part by an Affiliate of such person.

(k)     Cooperation; Employee and Plan Information.  Seller and Buyer each will, and each will cause its Affiliates as necessary to, cooperate (i) in carrying out the provisions of this Section 6.01 (Certain Employee Matters) (including working with third-party administrators and insurance carriers and making available to the other such records and other information as the other may reasonably request to facilitate the determination of the period of service and salary of any Hired Employee with Seller or an Affiliate) and (ii) in the preparation, execution and filing of documents required by the transfer of assets and Liabilities pursuant to this Section 6.01.

(l)     WARN Act.  Schedule 6.01(l) of the Seller Disclosure Schedules sets forth a list of the name and site of employment of any and all Business Employees who have experienced, or will experience, an employment loss or layoff – as defined by the WARN Act – within ninety (90) days prior to the Closing Date.  Seller shall update this list as of the date immediately prior to the Closing Date.  For a period of ninety (90) days from and after the Closing Date, Buyer shall not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer which, if aggregated with any such conduct on the part of Seller prior to the Closing Date, would trigger the WARN Act.  Buyer will be responsible for and assume all Liabilities arising from any action occurring at or after Closing at the request or direction of Buyer or its Affiliates that results in a "mass layoff or "plant closing" under the WARN Act.

(m)     Third Party Beneficiaries.  The parties hereto do not intend for this Section 6.01 or any other term or provision of this Agreement to create any rights or obligations as between Buyer and Seller, and no past, present, or future employee (or their family members) of Buyer or Seller will be treated as a third party beneficiary of this Agreement. Nothing contained in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Employee Plan or any other employee benefit plan or limit the right of Seller or Buyer or their respective Affiliates, as applicable, to amend, terminate or otherwise modify any Employee Plan or any other employee benefit plan.

Section 6.02     Confidentiality.  From and after the date of this Agreement, each of Buyer and Seller shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential the terms of this Agreement and the Transaction Documents and the negotiations relating thereto and all documents and information obtained by a party hereto (or any of such party's Affiliates or Representatives) from another party (or any of such party's Affiliates or Representatives) in connection with the transactions contemplated hereby and thereby (collectively, the "Confidential Information") except (i) to the extent that any Confidential Information must be disclosed to obtain any approvals of a Governmental Authority or consents relating to the transactions contemplated by this Agreement or any other Transaction Document, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement or any other Transaction Document, (iii) to the extent required by applicable Law, (iv) as made public prior to the date of this Agreement by either party hereto not in violation of this Agreement or any other Transaction Document, (v) each of Buyer and Seller may disclose such information to such Person's equityholders or Affiliates, and their respective Representatives, in each case to the extent necessary to perform a specific function in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and (vi) Seller may disclose the terms of this Agreement and the Transaction Documents to Seller's secured lenders.

Section 6.03     Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, and no party hereto shall make any such news release or public disclosure without first consulting with the other party hereto.  Notwithstanding the foregoing, nothing set forth in this Section 6.03 shall limit or prohibit any private equity fund associated with Buyer from disclosing the financial terms and conditions, or any other terms and conditions, of this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby to its limited partners and Affiliates.

Section 6.04     Bulk Sales Laws.  Without admitting the applicability of the bulk transfer Laws of any jurisdiction, the parties hereto hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.05     Taxes.

(a)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) ("Transfer Taxes") shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Seller shall cooperate with respect thereto as necessary). Seller or its Subsidiary, as applicable, shall provide Buyer with a completed and signed Texas Statement of Occasional Sale (Form 01-917) and any such other applicable exemption statement for any other State, dated as of the Closing Date, at or prior to the Closing Date.

(b)     Real and personal property Taxes and ad valorem Taxes ("Property Taxes") on the Purchased Assets shall be prorated between Buyer and Seller effective as of the Closing Date, with Seller being responsible for amounts relating to the period on or prior to the Closing Date and Buyer being responsible for amounts relating to the period after the Closing Date.  If the final Property Tax rate or final assessed value for the current tax year is not yet established by the date of the Conclusive Adjustment Amount, the proration shall be made on the basis of the rate or assessed value in effect for the preceding tax year.  After the Closing, upon receipt of bills for the period including the Closing, adjustments to the apportionment shall be made by Seller and Buyer so that if either Seller or Buyer paid more than its proper share as determined at the date of the Conclusive Adjustment Amount, the other party shall promptly reimburse such party for the excess amount paid by it.

Section 6.06     Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.07     Mail.  If Buyer receives any mail or other communication that does not relate to (a) Buyer's active vendors or suppliers for the Purchased Assets or the Business or (b) the Purchased Assets or post-Closing aspects of the Business, then Buyer shall forward it to Seller within five (5) Business Days after receipt.  If Seller receives any mail or other communication that relates to the Purchased Assets or post-Closing aspects of the Business, then Seller shall undertake to forward it to Buyer within five (5) Business Days after receipt.

Section 6.08     Intracompany Arrangements.  Except for those arrangements set forth on Section 6.08 of the Seller Disclosure Schedules, as of the Closing, all services, commitments or other arrangements provided by Seller or its Affiliates that existed pre-Closing for the benefit of the Business shall cease.

Section 6.09     Release of Seller Guarantees.  Buyer agrees to cause Seller and its Affiliates to be absolutely and unconditionally relieved at the Closing of all Losses arising out of the letters of credit, corporate guarantees and other similar items issued and outstanding in connection with the Business listed on Schedule 6.09 of the Seller Disclosure Schedules (together the "Seller Guarantees").  Without limiting the foregoing, Buyer will (a) pay any increased rate, make other financial accommodation, provide such security required by the issuer, and agree to any additional requirements of the issuer as a condition to obtaining such replacement and release of Seller Guarantees and (b) pay all of the issuer's assessments, fees, penalties and other costs and expenses relating to the foregoing.  Buyer will pay and otherwise be responsible for any Losses incurred or suffered by Seller or any of its Affiliates as a result of any Seller Guarantee not having been replaced and released as set forth above.  Buyer shall indemnify Seller and its Affiliates for any cost incurred by Seller or any of its Affiliates in connection with any Seller Guarantee that is not released or replaced in accordance with this Section 6.09.

Section 6.10     Insurance.  Effective as of the Closing, Buyer will become solely responsible for all insurance coverage and related risk of loss with respect to the Purchased Assets and the Business.  Buyer acknowledges that all insurance coverage for the Purchased Assets and the Assumed Liabilities under policies of Seller and its Affiliates shall terminate as of the Closing and, following the Closing, no claims may be brought against any policy of Seller, or any of its Affiliates in respect of the Purchased Assets or the Assumed Liabilities regardless of whether the events underlying such claim arose prior to or after the Closing. Without limiting or being limited by any other provision of this Agreement, Buyer does not have any right to make any claim under any insurance policy maintained or formerly maintained by Seller or any of its Affiliates with respect to the Purchased Assets or the Business.

Section 6.11     Surveys and Title Policy.  Prior to the Closing Date, Seller has, at its expense, provided Buyer with either a new survey or an update of an existing survey for any tract of Owned Real Property where there is not an existing survey or the existing survey is more than three (3) years old.  Buyer may elect to revise, modify or re-certify any other existing survey at its expense.  At the Closing, Buyer may, at its expense, elect to obtain an owner's policy of title insurance in an amount determined by Buyer covering some or all of the Owned

Real Property (the "Title Policy").  Seller agrees to execute such documents and provide such assistance as may be reasonably required to enable Buyer to obtain the Title Policy.

Section 6.12     Use of Business Name.  Promptly after the Closing, but no later than thirty (30) Business Days following the Closing Date, Seller shall amend its organizational documents and take all such other actions necessary to change its name to one sufficiently dissimilar to the Business Name, in Buyer's reasonable judgment, to avoid confusion and to cease conducting business under or using the Business Name.  Seller shall provide written evidence of such name change to Buyer and take all actions reasonably requested by Buyer to enable Buyer to use the Business Name after the Closing.  After the expiration of such thirty (30) Business Day period, Seller and its Affiliates (a) shall not use the Business Name (or any variant or derivation thereof) in any commercial manner (for the avoidance of doubt, excluding references to the historical business or for legitimate tax or other regulatory or reporting obligations) and (b) shall remove, strike over or otherwise obliterate the Business Name from any buildings, signs, equipment or other structures (including on uniforms and motor vehicles) owned, possessed or used by Seller and its Affiliates, and Seller and its Affiliates shall thereafter not use the Business Name on any new stationery, business forms, packaging, containers and other similar personal property.

Section 6.13     No Acts of Bankruptcy.  Seller covenants that it will not under any circumstances commit and/or commence an Act of Bankruptcy within any time during the later of (i) the next ninety (90) days following the Closing Date, or (ii) such period of time that equals ninety (90) days after the date on which all the transfers and/or conveyances of property to Buyer contemplated under this Agreement have become final and/or legally effective in all respects.

Section 6.14     Permit Coordination and Related Activities.

(a)     Until Buyer is able to obtain transfer, issuance or reissuance of the Retained Permits held by Seller and any other regulatory approvals that relate to the Business and required for the conduct of the Business as currently conducted by Seller, Seller shall continue as permittee and shall remain subject to all of the obligations and responsibilities associated with the Retained Permits. Seller shall reasonably cooperate with Buyer to facilitate Buyer's obtainment of the Retained Permits.  Except as required by Law or Permit, Seller agrees that, except in coordination with Buyer, it shall not file any Permit application or take or cause any other act or omission, direct or indirect, that would cause a reduction in the Business's operational capacity, increase the Business's cost of operation in a material way (either based upon an individual act or omission, or in the aggregate), or otherwise materially and unreasonably impede the operation of the Business (either based upon an individual act or omission or in the aggregate).

(b)     Until transfer, issuance or reissuance of the Retained Permits to Buyer, Seller shall coordinate all compliance matters related to the Retained Permits or Laws relating to the Retained Permits with Buyer and, unless required or prohibited by Law, will not submit any written communication related to the Retained Permits or operations regulated thereunder to Governmental Authorities with jurisdiction without Buyer's consent.

(c)     Buyer, in coordination with Seller, shall file all applications for transfer, issuance or re-issuance of the Retained Permits and any other regulatory approvals as soon as practicable after the Closing Date and use all commercially reasonable and necessary corporate resources to diligently pursue and obtain such Retained Permits and approvals.

(d)     If Seller receives any notice or inquiry from a Governmental Authority with jurisdiction over the Retained Permits or Laws relating to the Retained Permits, or if any filing is required in connection with a Retained Permit, Seller shall have a duty to notify and consult with Buyer. If Buyer receives any notice or inquiry from, or is inspected by, any Governmental Authority with jurisdiction over the Retained Permits or Laws relating to the Retained Permits, or if Buyer desires any Retained Permit modification, it shall have a duty to notify and consult with Seller.

(e)     Prior to the transfer, issuance or re-issuance to Buyer of a given Retained Permit, Seller shall, if so requested by Buyer, continue to fulfill the reporting obligations to any Governmental Authority pursuant to such Retained Permit and requirements of Laws relating to such Retained Permit; provided, however, that Buyer shall give the Seller access to all information required to complete such reports. Any such reports and responses shall be reviewed jointly by Buyer and Seller prior to filing. Each Party is mutually obligated to promptly notify the other upon gaining knowledge of or receiving any notice relating to such Retained Permit or operations regulated thereunder from any Authority.

(f)     If required by applicable Laws with respect to a given Retained Permit or operations regulated thereunder, Seller will provide notice to applicable Governmental Authorities that Seller has engaged Buyer to manage the day-to-day activities of the Business and that Seller continues to be ultimately responsible as the permittee until such time as Buyer obtains the transfer or reissuance of the relevant Retained Permit. If, however, such arrangement is deemed to not be in compliance with Laws, Buyer and Seller shall cooperate in good faith to formulate a mutually agreeable alternative arrangement whereby the Business as relevant to such Retained Permit or operations regulated thereunder can continue to operate in compliance with Law.

ARTICLE VII

INDEMNIFICATION

Section 7.01     Indemnification by Seller.  Subject to Section 7.07, Seller hereby unconditionally, absolutely, and irrevocably agrees to and shall defend (in accordance with this Article VII) and indemnify Buyer and each of Buyer's members, Affiliates, managers, officers, directors, employees, counsel, successors, assigns, and legal and personal representatives (Buyer and such Persons are collectively referred to as the "Buyer Indemnified Persons") from and against, and shall reimburse the Buyer Indemnified Persons for, each and every Loss, paid, imposed on, or incurred by the Buyer Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any of the following:  (a) any inaccuracy in any representation or warranty of Seller contained in Article IV hereof, (b) any breach, default, or nonfulfillment of any covenant, agreement, or other obligation of Seller under this Agreement, (c) any intellectual property infringement relating to the Sandbox Agreement and (d) the North Dakota Audit.

Section 7.02     Indemnification by Buyer.  Buyer unconditionally, absolutely, and irrevocably agrees to and shall defend, indemnify, and hold harmless Seller and its members, Affiliates, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, and legal and personal representatives (Seller and such Persons are collectively referred to as the "Seller Indemnified Persons") from and against, and shall reimburse the Seller Indemnified Persons for, each and every Loss paid, imposed on, or incurred by the Seller Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of, any of the following:  (a) any inaccuracy in any representation or warranty of Buyer contained in Article V hereof, (b) any breach, default, or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement and (c) any Retained Asset, Retained Employee or Retained Permit first arising after Closing that are not a breach of a Seller representation or warranty or covenant in this Agreement.

Section 7.03     Limitations.

(a)     Notwithstanding anything to the contrary in this Article VII, Seller shall not be liable under Section 7.01(a) for any inaccuracy of (i) any representation or warranty (other than with respect to a Fundamental Representation) unless written notice of a possible claim for indemnification is given by the claiming Buyer Indemnified Person to Seller on or before the General Survival Date or (ii) any Fundamental Representation unless written notice of a possible claim for indemnification is given by the claiming Buyer Indemnified Person to Seller on or before the Fundamental Survival Date.  The covenants, agreements and other obligations of Seller that are contained in this Agreement shall survive the Closing in accordance with their respective terms.

(b)     Notwithstanding anything to the contrary, with respect to any claim for indemnification pursuant to Section 7.01, the Buyer Indemnified Persons shall be entitled to indemnification:

(i)     Only if the aggregate Losses to all Buyer Indemnified Persons with respect to such claims exceeds Five Hundred Thousand Dollars ($500,000) (the "Deductible"), whereupon, subject to clause (ii) below, Seller shall be obligated to pay in full all such amounts, but only to the extent such aggregate Losses are in excess of the Deductible; and

(ii)     Only with respect to individual items where the Losses relating thereto are in excess of Thirty Five Thousand Dollars ($35,000) (and any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)).

(c)     Notwithstanding anything herein to the contrary, in no event shall Seller's aggregate indemnification obligations pursuant to Section 7.01 exceed the Indemnity Escrow Amount (the "Indemnity Cap"); provided, however, that the Indemnity Cap shall not apply to Losses relating to, resulting from or arising out of, or any allegation by any third party of, (i) any inaccuracy in any Fundamental Representation, (ii) any fraud committed by Seller or its Affiliates, (iii) any intellectual property infringement relating to the Sandbox Agreement, and (iv) the North Dakota Audit, in each case for which the Buyer Indemnified Persons have used best efforts to recover such Loss under the Representation and Warranty Policy for any amounts above the Indemnity Cap.  Notwithstanding the foregoing, in no event shall Seller's aggregate indemnification obligations pursuant to Section 7.01 (including, without limitation, any Losses relating to, resulting from or arising out of, or any allegation by any third party of, any inaccuracy in any Fundamental Representation, intellectual property infringement relating to the Sandbox Agreement or the North Dakota Audit) exceed the Base Purchase Price, except to the extent that any such Losses relate to, result from or arise out of any fraud committed by Seller or its Affiliates.

(d)     Buyer acknowledges that, subject to Section 7.08, its sole and exclusive remedy against Seller for Losses with respect to (i) all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (ii) other claims pursuant to or in connection with this Agreement, or (iii) other claims relating to the Purchased Assets will be pursuant to the indemnification provisions set forth in this Article VII.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in the other Transaction Documents will give any right on the part of Buyer after the consummation of the transaction contemplated by this Agreement to rescind this Agreement or any of the transactions contemplated hereby.

(e)     Notwithstanding anything to the contrary in this Article VII, Buyer shall not be liable under Section 7.02(a) for any inaccuracy of (i) any representation or warranty (other than with respect to a Fundamental Representation) unless written notice of a possible claim for indemnification is given by the claiming Seller Indemnified Person to Buyer on or before the General Survival Date or (ii) any Fundamental Representation unless written notice of a possible claim for indemnification is given by the claiming Seller Indemnified Person to Buyer on or before the Fundamental Survival Date.  The covenants, agreements and other obligations of Buyer that are contained in this Agreement shall survive the Closing in accordance with their respective terms.

(f)     Notwithstanding anything to the contrary, with respect to any claim for indemnification pursuant to clause (a) or (b) of Section 7.02, the Seller Indemnified Persons shall be entitled to indemnification:

(i)     Only if the aggregate Losses to all Seller Indemnified Persons with respect to such claims exceeds the Deductible, whereupon, subject to clause (ii) below, Buyer shall be obligated to pay in full all such amounts, but only to the extent such aggregate Losses are in excess of the Deductible; and

(ii)     Only with respect to individual items where the Losses relating thereto are in excess of Twenty Thousand Dollars ($20,000) (and any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)).

(g)     Seller acknowledges that its sole and exclusive remedy against Buyer for Losses with respect to (i) all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (ii) other claims pursuant to or in connection with this Agreement, or (iii) other claims relating to the Purchased Assets will be pursuant to the indemnification provisions set forth in this Article VII.  Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in the other Transaction Documents will give any right on the part of Seller after the consummation of the transaction contemplated by this Agreement to rescind this Agreement or any of the transactions contemplated hereby.

(h)     Each Party agrees to use commercially reasonable efforts to mitigate any Losses which form the basis of any claim for indemnification under this Article VII. With respect to a particular claim for indemnification, to the extent the Indemnifying Person has paid in full the claim to the Indemnified Person pursuant to this Article VII, each Party agrees to use commercially reasonable efforts to cause such Indemnified Person to reimburse the Indemnifying Person to the extent of any subsequent insurance or other recoveries for such Losses received by the Indemnified Person.

Section 7.04     Notice and Defense of Third-Party Claims.  If any Proceeding shall be brought or asserted by a third party against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article VII from an indemnifying person or any successor thereto (the "Indemnifying Person") pursuant to a Proceeding, the Indemnified Person shall give prompt written notice (in no event to exceed twenty (20) days) of such Proceeding to the Indemnifying Person, who shall be entitled to assume the defense thereof, including the employment of counsel selected by the Indemnifying Person and the payment of all expenses. If the Indemnifying Person undertakes to defend any Proceeding, it shall promptly notify the Indemnified Person of its intention to do so and the Indemnified Person shall cooperate with the Indemnifying Person and its counsel in the defense thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Person with any books, records or information reasonably requested by the Indemnifying Person that are in the Indemnified Person's possession or control. After the Indemnifying Person has notified the Indemnified Person of its intention to defend any such Proceeding, the Indemnifying Person shall not be liable for any additional legal or other expenses incurred by the Indemnified Person in connection with any defense or settlement of such Proceeding.  An Indemnified Person shall have the right to participate in the defense of any Proceeding at its own expense; provided that the Indemnifying Party shall control the defense of any Proceeding after it undertakes the defense.  In the event that the Indemnifying Person, within twenty (20) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding at any time prior to the settlement, compromise or final determination thereof.  Anything in this Article VII to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person.  The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such

Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes, as an unconditional term thereof, the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

Section 7.05     Insurance Proceeds.  Buyer shall be entitled to any insurance proceeds received by any Seller Indemnified Person in connection with any claim for which Buyer is entitled to indemnification pursuant to this Article VII, except to the extent such claim has already been satisfied by Seller.

Section 7.06     Express Negligence; Limitations on Defense to the Claims of Buyer.

(a)     THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES HERETO IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY, OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PERSONS.

(b)     TO THE EXTENT THAT BUYER MAKES ANY CLAIMS AGAINST SELLER UNDER THE PROVISIONS OF THIS Article VII, SELLER MAY NOT ASSERT, AND HEREBY EXPRESSLY WAIVES AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE THAT BUYER HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE OF ANY ASPECT OF SELLER, THE PURCHASED ASSETS OR THE BUSINESS OR HAS FAILED TO CONDUCT ITS DUE DILIGENCE IN A PROPER OR ADEQUATE MANNER.

Section 7.07     Qualifications.  For purposes of determining Losses under this Article VII but not the accuracy of any particular representation or warranty in Article IV or Article V, each representation or warranty for which a breach has occurred and that contains any qualification shall be read as though there were no "Material Adverse Effect," "in all material respects" or other materiality (or correlative meaning) qualification.

Section 7.08     Representation and Warranty Insurance.  In the event that a Buyer Indemnified Person incurs a Loss for which such Buyer Indemnified Person would be entitled to indemnification or reimbursement pursuant to Section 7.01(a) above, such Buyer Indemnified Person must first use commercially reasonable efforts to recover such Loss through the Representation and Warranty Policy.  In the event that any amounts related to such Loss are not fully recovered through the Representation and Warranty Policy, then such Buyer Indemnified Person shall be entitled to make a claim for indemnification and/or reimbursement with respect to such amounts pursuant to Section 7.01(a) above, subject to the limitations set forth in Section 7.03 above.

ARTICLE VIII

MISCELLANEOUS

Section 8.01     Expenses.  Except as otherwise expressly provided herein (including Section 6.05 hereof), all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02     Notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if personally delivered, (b) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, (c) if sent by a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch or (ii) the scheduled date of delivery by such service, or (d) four (4) Business Days after mailing if mailed by first class registered mail, return receipt requested, in each case addressed to the parties hereto at the addressees set forth below (or at such other address as any party may specify by notice to all other parties hereto given as aforesaid):

If to Seller:	RockPile Energy Services, LLC 1200 17th Street, Suite 2700 Denver, Colorado 80202 Attention: General Counsel Fax: 303-825-1389

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 Attention: Leif King Fax: 650-798-6530

If to Buyer:	RockPile Newco, LLC c/o White Deer Energy L.P. Bank of America Building, 47th Floor 700 Louisiana Houston, Texas 77002 Attention: James K. Meneely III; Varun Babbili Fax: (713) 581-6900

with a copy to:	Locke Lord LLP 600 Travis Street Suite 2800

Houston, Texas 77002 Attention: Joe Perillo Fax: 713-229-2610

Section 8.03     Interpretation.  For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) references to Dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality; and (d) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless otherwise specified or the context otherwise requires, references herein: (i) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04     Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05     Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06     Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08     No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09     Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed and delivered by each party hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN A STATE OR FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.10(c).

Section 8.11     Specific Performance.  The parties hereto acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each of Seller and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other party hereto shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable).  Each of Seller and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13     Non-recourse.  This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any Liabilities of any party hereto under this Agreement or for any Proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 8.14     NO SPECIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY HERETO FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR PROFITS, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by an authorized officer of each of the parties hereto as of the date first written above.

SELLER:

ROCKPILE ENERGY SERVICES, LLC

By:	/s/ Dustin Nygard
Name:	Dustin Nygard
Title:	Authorized Signatory

Asset Purchase Agreement

Signature Page

UY
BUYER:

ROCKPILE NEWCO, LLC

	By:	RockPile Energy Holdings, LLC Its managing member

	By:	/s/ James K. Meneely III
	Name:	James K. Meneely III
	Title:	Manager

Asset Purchase Agreement

Signature Page